Exhibit 99.(g)(1)(i)

AMENDMENT TO CUSTODIAN CONTRACT

This Amendment to Custodian Contract (the “Amendment”) is made and entered into as of December 3, 2018, with an effective date as of April 9, 2018, by and between each UBS management investment company identified on Appendix A attached thereto and each UBS management investment company which becomes a party to the Contract, as defined below, in accordance with the terms thereof (in each case, a “Fund”), and State Street Bank and Trust Company, a Massachusetts trust company (the “Custodian”).

WITNESSETH:

WHEREAS, each Fund and the Custodian are parties to that certain Custodian Contract dated as of April 9, 2018 (the “Contract”); and

WHEREAS, each Fund and the Custodian desire to amend and supplement the Contract upon the following terms and conditions; and

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Fund and the Custodian hereby agree as follows:

1.                                      The following is hereby added as the last sentence of the first paragraph of Section 14:

“The Custodian shall be indemnified for any action taken or omitted hereunder, except to the extent that any losses result from the Custodian’s failure to exercise the Standard of Care.”

2.                                      General Provisions.  This Amendment will at all times and in all respects be construed, interpreted, and governed by the laws of The Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions thereof.  This Amendment may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement.  This Amendment is intended to modify and amend the Contract and the terms of this Amendment and the Contract are to be construed to be cumulative and not exclusive of each other.  Except as provided herein, the Contract is hereby ratified and confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

STATE STREET BANK AND TRUST COMPANY		EACH OF THE MANAGEMENT INVESTMENT COMPANIES AND PORTFOLIOS SET FORTH ON APPENDIX A TO THE CONTRACT

By:	/s/ Andrew Erikson	By:	/s/ Keith A. Weller

Name:	Andrew Erikson	Name:	Keith A. Weller

Title:	Executive Vice President	Title:	Vice President & Assistant Secretary

By:	/s/ William Lawlor

Name:	William Lawlor

Title:	Vice President & Assistant Secretary